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                                                                    EXHIBIT 10.7


                               LICENSE AGREEMENT

THIS AGREEMENT is made as of January 11, 2000 between:

1. SANGAMO BIOSCIENCES, INC. incorporated in Delaware, United States of America, having an office at Point Richmond Tech Center, 501 Canal Blvd. Suite A100, Richmond, California 94840 (SANGAMO); and

2. BAXTER HEALTHCARE CORPORATION incorporated in Delaware, United States of America, having an office at 17221 Red Hill Avenue, Irvine, California, 92614-5686 (BAXTER).

                                    RECITALS

A. SANGAMO is the owner or licensee of the Technology and Patent Rights (as defined in Clause 1.1. herein).

B. BAXTER wishes to received an exclusive license to use and exploit the Technology and Patent Rights to develop and commercialize zinc finger DNA binding protein and gene therapy products for activation of all vascular endothelial growth factors ("VEGF") and VEGF receptors for the treatment of ischemic cardiovascular and vascular disease in humans, and SANGAMO is willing to grant BAXTER such a license on the terms and conditions contained in this Agreement.

C. SANGAMO wishes to undertake research relating to the further development of its proprietary zinc finger binding protein and gene therapy technology and BAXTER wishes to fund such research to facilitate SANGAMO's ability to license such technology to BAXTER under the License Agreement. Therefore, BAXTER and SANGAMO have entered into a Research Funding Agreement, contemporaneously herewith.

     IT IS AGREED as follows.

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1.   DEFINITIONS

     The following definitions apply unless the context requires otherwise.

1.1 AFFILIATE with respect to an entity, means a person or entity which owns, is owned by or is under common ownership with the first-named entity. For the purposes of this definition, the term "owns" as used with respect to any person or entity means ownership (directly or indirectly) of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable equity interest in another form of entity.

1.2  AGREEMENT means this License Agreement.

1.3 BAXTER INVENTIONS shall mean those Inventions independently conceived and/or reduced to practice, or written (as determined by United States patent or copyright law) solely by BAXTER or by an employee, consultant, agent or representative of BAXTER or by some other person obligated to assign their rights to such Invention to BAXTER or otherwise owned by BAXTER.

1.4 CONVERTIBLE DEBENTURES means a debenture issued by SANGAMO, substantially in the form of Schedule 3 hereto, accruing interest at the Prime Rate as published in the United States Western Edition of The Wall Street Journal under the heading "Money Rates" on the date of issuance, maturing on the fifth anniversary of the date of issuance, and convertible in accordance with its terms into capital stock of SANGAMO.

1.5 CROSS LICENSED PRODUCT shall mean product or device for which BAXTER or its Affiliate receives a (sub)license or other rights to commercialize in connection with the grant of a sublicense or other rights to commercialize a Licensed Product.

1.6 DEVELOPMENT COSTS shall mean, with respect to a Licensed Product, the sum of (a) the aggregate cash consideration actually paid by BAXTER to Third Parties to acquire licenses under pending patent applications or issued patents necessary in order to manufacture, having manufactured, import, use, sell and offer for sale such Licensed Product, plus (b) the aggregate out-of-pocket amounts (if any) actually paid by BAXTER to Third Parties to research and develop such Licensed Product for commercial sale, or to


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     acquire or develop the facilities, equipment, materials and processes needed for GMP manufacture of such Licensed Product. Whether or not a pending patent application, issued patent, facility, equipment, materials or process is needed for purposes of this Clause 1.5 shall be determined by the Steering Committee: provided, however, if the Steering Committee cannot reach agreement, the disagreement shall be resolved pursuant to Clause 12.

1.7 EFFECTIVE DATE means the date set forth on page 1, line 1 of this Agreement.

1.8 ELA means Establishment License Approval to manufacture any Licensed Product by USFDA, or its foreign equivalent in a Major Country.

1.9 FIELD means the use of zinc finger DNA binding proteins and nucleic acids that encode zinc finger DNA binding proteins for the activation of VEGF and VEGF receptors for the treatment and prevention of ischemic cardiovascular and vascular disease in humans.

1.10 FIELD OF RESEARCH shall mean the development of zinc finger DNA binding proteins and nucleic acids that encode zinc finger DNA binding proteins for the activation of VEGF and VEGF receptors for the treatment and prevention of ischemic cardiovascular and vascular disease in humans.

1.11 FIRST COMMERCIAL SALE means the initial arms length transfer in a Major Country by BAXTER or BAXTER'S sub-licensee of a Licensed Product to a purchaser that is not an Affiliate after the date of receiving the applicable regulatory approval to market the Licensed Product in such Major Country, in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

1.12 GROSS PROFITS means the Net Sales of Licensed Products, less the sum of (a) the actual cost of raw materials and (b) the other production costs (allocated in accordance with generally accepted accounting principles consistently applied to all products produced by the producer) incurred in bringing the Licensed Products to the point of sale.

1.13 IND means Investigational New Drug application in the United States or its foreign equivalent in a Major Country, and a reference to the submission thereof is a reference to

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           the submission of such application with the USFDA or the equivalent submission with the applicable foreign regulatory authority of a Major Country.

     1.14 INVENTION(S) as used herein shall include, without restriction or limitation, any and all devices, products, compositions or matter, chemical formulations, computer software, or processes (including without limitation processes for making or using devices or compositions of matter), whether patentable or unpatentable, and any and all written materials or other works which may be subject to copyright, which are reduced to practice, conceived or written during the term of the Research Funding Agreement and for ninety (90) days after it expires, and result from the performance of the Sponsored Research.

     1.15 INVENTION PATENTS as used herein shall include any patent or patent application covering an Invention in any country (including any additions, divisions, continuations, continuations-in-part, reissues, re-examinations, inventors' certificates, registrations or extensions of the said patents or patent applications and any supplementary protection certificates issued in connection with any of the said patents or patent applications).

     1.16 JOINT INVENTIONS shall mean those Inventions jointly conceived and/or reduced to practice, or written (as determined by United States patent or copyright law) by, on the one hand, either an employee, consultant, agent, or representative of SANGAMO or some other person obligated to assign their rights to such invention to SANGAMO, and, on the other hand, BAXTER or an employee, consultant, agent, or representative of BAXTER or by some other person obligated to assign their rights to such Invention to BAXTER, or otherwise jointly owned by SANGAMO and BAXTER.

     1.17 JOINTLY INVENTED LICENSED PRODUCT shall mean a pharmaceutical product (in final dosage, packaged and labeled form) comprising a ZFP, the manufacture, use, offer for sale, sale or import of which falls within the scope of one or more claims of a pending patent application or issued and unexpired patent within the Inventions Patents covering Joint Inventions which has not been permanently revoked, held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been



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           admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, provided that such product is not otherwise a Licensed Product.

     1.18 JOINTLY INVENTED LICENSE COMBINATION PRODUCT shall mean any pharmaceutical product (in final dosage, packaged and labeled form) that consists of a Jointly Invented Licensed Product and parts of other products such as, for example, biological or mechanical drug delivery systems or vehicles, including but not limited to devices or biological systems for enhancing the performance of the Jointly Invented Licensed Product, the local delivery of the Jointly Invented Licensed Product, or the sustained expression of the Jointly Invented Licensed Product.

     1.19 LICENSE FEE means any amount payable by BAXTER to SANGAMO pursuant to this Agreement.

     1.20 LICENSED PRODUCT means any of a Jointly Invented Licensed ZFP Product, Jointly Invented Licensed ZFP Combination Product, Licensed ZFP Product or Licensed ZFP Combination Product. For clarification purposes, a Subsequent Licensed Product shall be a Licensed Product.

     1.21 LICENSED ZFP PRODUCT means any pharmaceutical product (in final dosage, packaged and labeled form) comprising a ZFP, the manufacture, use, offer for sale, sale or import of which falls within the scope of one or more claims of a pending patent application or issued and unexpired patent within the Patent Rights, which has not been permanently revoked, held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

     1.22 LICENSED ZFP COMBINATION PRODUCT means any pharmaceutical product (in final dosage, packaged and labeled form) that consists of the Licensed ZFP Product and parts of other products such as, for example, biological or mechanical drug delivery systems or vehicles, including but not limited to devices or biological systems for enhancing the

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           performance of the Licensed ZFP Product, the local delivery of the
           Licensed ZFP Product, or the sustained expression of the Licensed ZFP Product.

     1.23 MAJOR COUNTRY means either the United States of American or any three countries of the European Union.

     1.24 MARKETING APPROVAL means the granting of marketing approval for any Licensed Product by the USFDA or the applicable foreign regulatory authority in a Major Country.

     1.25 NET SALES means gross invoiced sales price from sales of any Licensed Product by BAXTER, its Affiliate or sub-licensee of BAXTER to a purchaser that is not an Affiliate (other than to an Affiliate that is an end user), less reasonable and customary deductions for (a) transportation charges, including insurance relating thereto; (b) sales and excise taxes or customs duties paid by the party selling or distributing such Licensed Product or any other governmental charges imposed upon the sale or distribution of such Licensed Product; and
           (c) returns, or allowances in lieu of returns, quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale or distribution of such Licensed Product. Notwithstanding the foregoing, if BAXTER does not receive in the ordinary course of business, from an Affiliate to whom BAXTER sells or otherwise transfers a Licensed Product for resale in any country, the foregoing itemized gross sales and deductions data regarding a Licensed Product, then "Net Sales" shall mean, with respect to such Affiliate and such Licensed Product (on a per unit basis) sold in such country, the average per unit sales price, less the above types of deductions (the "average net sales price"), by such Affiliate of such Licensed Product in such country (if reported) or otherwise in the geographic region in which such country is located; provided, however, that the average net sales price shall be calculated in accordance with generally accepted accounting principles consistently applied in the United States, shall be the same as the average net sales price by such Affiliate in such country or region (as applicable) used for purposes of preparing BAXTER's consolidated financial statements, and shall not materially differ from the calculation of Net Sales by BAXTER itemized above.

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1.26 NET SUBLICENSE REVENUES shall mean, with respect to a Licensed Product, the
     Sublicense Revenues for such Licensed Product, less the sum of (a) fifty percent (50%) of the aggregate milestone payments actually paid to SANGAMO pursuant to Clauses 4.2.1(b) and 4.2.1(c) for such Licensed Product, (b) two hundred percent (200%) of the aggregate royalties actually paid to SANGAMO pursuant to Clause 4.3.1 for such Licensed Product, and (c) fifty percent (50%) of the Development Costs for such Licensed Product.

1.27 PATENT RIGHTS means (i) the SANGAMO Patent Applications, (ii) any patent or patent application owned by or licensed to SANGAMO which discloses or claims a ZFP or methods of producing or using ZFP in the Field, and (iii) any patent subsequently issued on any or all of (i) or (ii) in any country (including any additions, divisions, continuations, continuations-in-part, reissues, re-examinations, inventors' certificates, registrations or extensions of the said patents or patent applications and any supplementary protection certificates issued in connection with any of the said patents or patent applications), in each case that are owned by SANGAMO or licensed to SANGAMO with the right to grant sublicenses during the term of this Agreement.

1.28 PHASE 1 CLINICAL TRIALS has the same meaning as the term has in the United States Code of Federal Regulations or its foreign equivalent in a Major Country.

1.29 PHASE 2 CLINICAL TRIALS has the same meaning as that term in the United States Code of Federal Regulations or its foreign equivalent in a Major Country.

1.30 PHASE 3 CLINICAL TRIALS has the same meaning as that term has in the United States Code of Federal Regulations or its foreign equivalent in a Major Country.

1.31 RESEARCH FUNDING AGREEMENT shall mean the Research Funding Agreement entered into between BAXTER and SANGAMO contemporaneously herewith (as amended or restated from time to time).

1.32 SANGAMO INVENTIONS shall mean those Inventions independently conceived and/or reduced to practice, or written (as determined by United States patent or copyright law) solely by SANGAMO or by an employee, consultant, agent or representative of


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     SANGAMO or by some other person obligated to assign their rights so such
     Inventions to SANGAMO or otherwise owned by SANGAMO.

1.33 SANGAMO PATENT APPLICATIONS means any patents and patent applications described in Schedule 1.

1.34 SPONSORED RESEARCH shall mean those research activities to be performed within the Field Of Research, and in accordance with a Research Plan specifically set forth in Exhibit A to the Research Funding Agreement.

1.35 STEERING COMMITTEE means the Committee appointed pursuant to clause 7.2.1.

1.36 SUBLICENSE REVENUES shall mean, with respect to a Licensed Product, the aggregate cash consideration, plus the fair market value of the aggregate cash equivalents and securities, owing to BAXTER and its Affiliates in connection with the grant of such sublicense or other rights to commercialize such Licensed Product. If the parties fail to reach mutually acceptable agreement on the fair market value of any such cash equivalents or securities, the disagreement shall be resolved in accordance with Clause 12.

1.37 SUBSEQUENT LICENSED PRODUCT shall mean a Licensed Product that comprises a ZFP intended for use in the treatment or prevention of a clinical indication in the Field, other than coronary or peripheral vascular disease, and that is different than any Licensed Product which previously reached the point of First Commercial Sale.

1.38 TECHNOLOGY means any and all technical data, information, materials, know-how and trade secrets (including but not limited to, the biological materials and other materials used by SANGAMO for purifying or producing
     ZFPs), regarding ZFPs or methods of purifying, producing, or using ZFPs in the Field, which is owned by SANGAMO or licensed to SANGAMO with the right to grant sublicenses during the term of this Agreement.


1.39 TERRITORY means the entire world.

1.40 THIRD PARTY means any party other than SANGAMO or BAXTER.


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1.41   USFDA means the Food and Drug Administration of the United States of
       America.

1.42 ZFP means any zinc finger DNA binding protein, or any nucleic acid that encodes for a zinc finger DNA binding protein, that is developed, licensed or acquired by SANGAMO for use in the Field pursuant to the Research Funding Agreement or this Agreement.


2.     REPRESENTATIONS AND WARRANTIES

2.1    PATENT MATTERS

       (a)   As of the Effective Date:

             (i) SANGAMO warrants and represents that, except as SANGAMO otherwise has advised BAXTER in writing prior to the Effective Date, it has not received written notice from any Third Party that any composition, process or use claimed by the Patent Rights infringes an issued patent of such Third Party;

             (ii) SANGAMO warrants and represents that (A) it has conducted searches of public databases for issued patents and published Third Party patent applications that contain the words "zinc finger" or "nucleic acid binding proteins" in the title or abstract, and (B) that it has disclosed to BAXTER all issued patents and published Third Party patent applications that have been disclosed to SANGAMO in the results of such searches.

             (iii) SANGAMO warrants and represents that it has no actual knowledge (without any duty of inquiry) of any current action conducted by a Third Party which is or would constitute an infringement of the Patent Rights in the Field;

             (iv) BAXTER has had the opportunity to review such materials and to ask such questions of SANGAMO and its advisors, as BAXTER deems necessary or appropriate, regarding the Patent Rights. SANGAMO warrants and represents that such materials provided to BAXTER and responses to such inquiries did not contain any untrue statement of a


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                    material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and

             (v) SANGAMO warrants and represents that it has reviewed its intellectual property portfolio and believes that there are no other patents or patent applications owned by SANGAMO or licensed to SANGAMO with the right to grant sublicenses which would be infringed in the practice of the Patent Rights in the Field in the Territory. Should it later eventuate that any patent or patent application, that as of the Effective Date is owned by SANGAMO or licensed to SANGAMO with the right to grant sublicenses, would be infringed in the practice of the Patent Rights in the Field in the Territory, then that patent or patent application shall be deemed to be licensed to BAXTER as part of the Patent Rights under this Agreement but only to the extent necessary for BAXTER to exercise the license rights granted to it under this Agreement.

2.2    OTHER SANGAMO REPRESENTATIONS AND WARRANTS

       (a) SANGAMO warrants and represents regarding the Patent Rights and Technology, that it owns or has a license to the Patent Rights and Technology, that it has the legal power to extend the rights granted to BAXTER under this Agreement, that this Agreement constitutes a binding agreement enforceable against SANGAMO in accordance with its terms, and that it has not made any commitments to others regarding ZFP in respect of the Patent Rights and/or Technology in the Field that would conflict with such rights.

       (b) SANGAMO warrants and represents that it has disclosed to BAXTER all technical data and other information owned or known by SANGAMO as of the Effective Date regarding the safety and efficacy of zinc finger DNA binding proteins in the Field.




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2.3    BAXTER REPRESENTATIONS AND WARRANTIES

       BAXTER warrants and represents that it has the legal power to enter into this Agreement, that this Agreement constitutes a binding agreement enforceable against BAXTER in accordance with its terms, and that is has not made any commitments to others that would conflict with its obligations under this Agreement.

3.     LICENSE AND OPTION

3.1    GRANT OF LICENSE AND OPTION

       (a) The parties hereby acknowledge that, pursuant to the Research Funding Agreement, BAXTER has assigned to SANGAMO any and all of its rights to BAXTER Inventions and to Joint Inventions, including all rights under the patent, copyright and other intellectual property laws of the United States or any other country.

       (b) SANGAMO hereby grants to BAXTER an exclusive license including the right to sub-license pursuant to Clause 3.2 under the Patent Rights, the Technology, and under Invention Patents and Inventions (other than Inventions Patents to the extent they claim BAXTER Inventions, and other than BAXTER Inventions) to manufacture, have manufactured, import, use, sell and offer for sale Licensed Products for use in the Field throughout the Territory for the term of this Agreement. During the term of this Agreement, SANGAMO shall not grant to any Third Party any license under the Patent Rights, technology, Invention Patents or Inventions for use in the Field in the Territory.

       (c) SANGAMO hereby grants to BAXTER an exclusive, perpetual, royalty-free license, including the exclusive right to sub-license, under the Invention Patents to the extent they claim BAXTER Inventions and under BAXTER Inventions for all purposes throughout the Territory; provided, however, that SANGAMO reserves the right thereunder to conduct its obligations and exercise its rights under this Agreement.


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     (d)  SANGAMO hereby grants to BAXTER a non-exclusive, perpetual, royalty-free license, including the right to sub-license, under the Invention Patents to the extent they claim Joint Inventions and under Joint Inventions for all purposes throughout the Territory for the term of this Agreement, other than to manufacture, have manufactured, import, use, sell and offer for sale Licensed Products for use in the Field throughout the Territory for the term of this Agreement.

     (e) SANGAMO hereby grants to BAXTER the exclusive option, exercisable for a period of eighteen (18) months after the Effective Date, to purchase a Convertible Debenture having a face amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) pursuant to a Convertible Debenture Purchase Agreement substantially in the form of the similar agreement between the parties entered into concurrently herewith. Such option is exercisable by BAXTER giving express written notice to SANGAMO of its desire to exercise such option, and paying to SANGAMO the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000) prior to the expiration of such option. If BAXTER timely exercises such option and purchases such Convertible Debenture, SANGAMO shall grant to BAXTER a right of first refusal, for a period of three (3) years after the date of the issuance of such Convertible Debenture, to obtain an exclusive license under the Patent Rights and the Technology for use throughout the Territory in the field of treatment and prevention of any and all cardiovascular and vascular disease in humans, including, but not limited to, pro-angiogenic therapies, anti-restenosis and congestive heart failure.

     (f) BAXTER shall not use the Patent Rights, Technology, Invention Patents or Inventions for any purpose for which it is not expressly licensed hereunder.

     (g) Except as otherwise expressly set forth in this Agreement, neither party grants to the other party any license, immunity or other right under the such party's patent rights, other intellectual property rights or technology, whether by implication or otherwise, for any purpose.


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     (h)  If BAXTER becomes aware of any pending patent applications or issued patents of a Third Party that claim ZFPs or their use in the Field, BAXTER promptly shall advise SANGAMO thereof. As between BAXTER and SANGAMO, SANGAMO shall have the first right, but not the obligation (at its option in its sole discretion), to obtain a license from such Third Party under such pending patent applications and issued patents, and shall use its commercially reasonable efforts to obtain a license (with the right to grant a sublicense to BAXTER) for use in the Field, in each case on terms and conditions acceptable to SANGAMO. If SANGAMO obtains such a license (with the right to grant a sublicense to BAXTER) for use in the Field, then such pending patent applications and issued patents shall be subject to this Agreement. If SANGAMO elects not to seek, or fails to obtain, such a license (with the right to grant a sublicense to BAXTER) for use in the Field, then BAXTER shall have the right, but not the obligation (at its option in its sole discretion), to obtain a license from such Third Party under such pending patent applications and issued patents on terms and conditions acceptable to BAXTER.

3.2  CERTAIN RESTRICTIONS ON SUB-LICENSES

     BAXTER's right to sublicense the rights granted under Clauses 3.1 to a Third Party shall be subject to the following:

     (a) BAXTER shall inform SANGAMO of any sublicense under Clauses 3.1 and shall provide SANGAMO, after the grant of such sublicense, a copy of such sublicense subject to the confidentiality provisions of this Agreement; and

     (b) Any sublicense granted under Clauses 3.1 shall be subject to the terms and conditions of this Agreement and shall have terms and conditions which are consistent with the terms and conditions of this Agreement.

3.3  DESIGN OF ZFPS AFTER THE SPONSORED RESEARCH

     (a) At any time during the term of this Agreement after the termination of the Research Funding Agreement, upon the reasonable request of BAXTER,

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
     SANGAMO shall design, assemble and characterize (or cause to be designed, assembled or characterized) one or more zinc finger DNA binding proteins for the activation of VEGF or VEGF receptors for the treatment or prevention of ischemic cardiovascular and vascular disease in humans, in addition to those developed under the Sponsored Research, and shall deliver to BAXTER such zinc finger DNA binding protein and/or the nucleic acid that encodes therefor. On or after delivery of such zinc finger DNA binding protein and/or the nucleic acid, SANGAMO shall invoice BAXTER an amount not
     to exceed     *     *     *     *     *     *    of the fully-burdened cost
     to SANGAMO therefor, and BAXTER shall pay such invoice promptly following receipt of such invoice.

(b) The parties hereto expressly acknowledge and agree that the intellectual property licensed to BAXTER by this Agreement is unique and unavailable from any source other than SANGAMO and that in the event of SANGAMO's breach of its obligations under Paragraph 3.3 or of the exclusivity of the rights granted to BAXTER hereunder, money damages will not adequately compensate BAXTER for the losses that it would sustain due to BAXTER's inability to then realize the benefit of this Agreement. Therefore, the parties expressly acknowledge and agree that, in the event of such uncured breach, BAXTER shall be entitled to equitable relief in the form of specific performance or other mandatory or prohibitory injunction in order to allow BAXTER to enforce such terms of this Agreement to either require SANGAMO to design, assemble and characterize (or cause to be designed, assembled or characterized) one or more zinc finger DNA binding proteins for the activation of VEGF or VEGF receptors for the treatment or prevention of ischemic cardiovascular and vascular disease in humans, or, at BAXTER's option, the right of BAXTER itself to design, assemble and characterize one or more zinc finger DNA binding proteins for the activation of VEGF or VEGF receptors for the treatment or prevention of ischemic cardiovascular and vascular disease in humans; provided, however, that the subsequent making, using, offering for sale, selling or importing of such zinc finger DNA binding proteins shall be limited to the scope of the license granted hereunder. If the event of such uncured breach, upon the written request of

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* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

BAXTER, SANGAMO shall promptly deliver to BAXTER any intellectual property and/or know-how or any other information which is in the control of SANGAMO and which BAXTER reasonably needs or requires to allow BAXTER itself to design, assemble and characterize zinc finger DNA binding proteins and/or the nucleic acid that encodes therefor; provided, however, that the subsequent making, using, offering for sale, selling or importing of such zinc finger DNA binding proteins shall be limited to the scope of the licenses granted hereunder. BAXTER shall be relieved from any payment obligation to SANGAMO under Paragraph 3.3 for zinc finger DNA binding proteins which BAXTER designs, assembles or characterizes after such uncured breach.

3.4    TRANSFER OF CERTAIN MATERIALS

       Upon request, SANGAMO shall deliver to BAXTER the materials (including but not limited to biological materials such as cell lines, master cell banks, transformed vectors and antibodies) and information that (a) are owned by SANGAMO or licensed to SANGAMO with the right to grant sublicenses, and (b) are needed for GMP production and/or purification of ZFP, or improve the yield of production, increase the purity or decrease the cost of production of ZFP (based on SANGAMO's then current state of the art). Such materials and information shall be included within the definition of Technology and shall be subject to the licenses granted by SANGAMO to BAXTER hereunder.

4.     PAYMENTS BY BAXTER

4.1    METHOD OF PAYMENT

       All payments due by BAXTER to SANGAMO pursuant to this Agreement shall be payable in the currency of the United States of America and shall be paid by wire transfer into such accounts as SANGAMO may direct.

4.2    CONVERTIBLE DEBENTURE AND MILESTONE PAYMENTS

       4.2.1 In consideration for the rights acquired under this Agreement:


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
      (a) On or before January 21, 2000, BAXTER shall pay to SANGAMO the sum of Five Million Dollars ($5,000,000) in consideration for the purchase of a Convertible Debenture having a face amount of Five Million Dollars ($5,000,000).

      (b) Within thirty (30) days of the first achievement of each of the following events or the respective date described, BAXTER shall pay SANGAMO the following milestone payments:

     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *
     *     *     *     *     *     *     *     *     *     *     *     *     *


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                      *     *     *     *     *    *     *     *     *     *
                      *     *     *     *     *    *     *     *     *     *
                      *     *     *     *     *    *     *     *     *     *

      (c)   With respect to each Subsequent Licensed Product, within thirty
            (30) days of achievement of each of the following events or the respective date described, BAXTER shall pay to SANGAMO the following milestone payments:

            *    *    *     *     *     *     *    *     *     *     *     *
                 *    *     *     *     *     *    *     *     *     *     *

            *    *    *     *     *     *     *    *     *     *     *     *
                 *    *     *     *     *     *    *     *     *     *     *
                 *    *     *     *     *     *    *     *     *     *     *

      4.2.2 For purposes of this Agreement,      *     *     *     *     *
            *    *    *     *     *     *     *    *     *     *     *     *
            *    *    *     *     *     *     *    *     *     *     *     *
            *    *    *     *     *     *     *    *     *     *     *     *
            *    *    *     *     *     *     *    *     *     *     *     *
            *    *    *     *     *     *     *    *     *     *     *     *

      4.2.3 In the event that BAXTER must license from a Third Party one or more pending patent applications or issued patents in order to manufacture, have manufactured, import, use, sell and offer for sale a Licensed Product in any country for use in the Field, BAXTER shall have the right to credit all up-front license payments and milestone payments actually paid to such Third Party against up to
            *     *     *     *  of each milestone payment owing to SANGAMO
            under Clause 4.2.1(b)(iv), (v) and (vi) and Clause 4.2.1(c) with respect to such Licensed Product. If the parties disagree whether or not a pending patent application or issued patent is consistent with the requirement set forth in this Clause 4.2.3, the disagreement shall be resolved pursuant to Clause 12.

      4.2.4 The calendar dates described in Clauses 4.2.1(b)(i), (ii), (iii) and (iv) will be subject to review, and revision if appropriate, by the Steering Committee as follows. The Steering Committee shall determine the appropriateness of such



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
       calendar dates for the achievement of the applicable milestone events in light of the technical and commercial feasibility of the particular ZFP molecule being pursued at the time, and if appropriate, shall adjust such calendar dates as agreed by the Steering Committee.

4.3 LICENSE FEE - ROYALTY

4.3.1 In addition to the payments set out in Clause 4.2, and subject to Clause 4.4, BAXTER shall pay to SANGAMO the following royalties based on Net
       Sales:

(a)    A royalty equal to    *     *     *  of Net Sales of Licensed ZFP
       Product, and a royalty equal to    *     *     *   of Net Sales of
       Licensed ZFP Combination Product.

(b)    A royalty equal to     *     *     * of Net Sales of Jointly Invented
       Licensed Product and a royalty equal    *     *     *     of Net Sales of
       Jointly Invented Licensed Combination Product.

(c) In addition to the royalties set out in Clauses 4.2.1(a) and (b), for a period of five (5) years after the First Commercial Sale of each
       Subsequent Licensed Product, an additional royalty equal    *     *     *
       *    of Net Sales of such Subsequent Licensed Product.

4.3.2 In addition to the payments set out in Clauses 4.2 and 4.3.1, if BAXTER grants to a Third Party a sublicense or other rights to commercialize a Licensed Product prior to the first administration of such Licensed Product to the first enrolled and evaluable patient in the first Phase 3 Clinical Trial for such Licensed Product, BAXTER shall pay to SANGAMO the following royalties:

(a)    A royalty equal to     *     *     *   of Net Sublicense Revenues of such
       Licensed Product.

(b)    A royalty equal to    *     *     *  of Net Sales of any Cross Licensed
       Product for which BAXTER or its Affiliate receives any (sub)license or other rights to commercialize in connection with the grant of such sublicense or other rights to



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
       commercialize such Licensed Product. Baxter shall calculate, report and pay the royalties for such Cross Licensed Product hereunder in the same manner as if such Cross Licensed Product were a Licensed Product hereunder.

4.3.3 The payments due by BAXTER to SANGAMO pursuant to Clauses 4.3.1 and 4.3.2 shall be made to SANGAMO within sixty (60) days of the end of each calendar quarter, and each such payment shall be accompanied by a reasonably detailed written report containing the calculation of the payment due to SANGAMO for said calendar quarter. With respect to sales of Licensed Products invoiced in United States dollars, the Net Sales, Net Sublicense Revenues and royalties payable shall be expressed in United States dollars. With respect to sales of Licensed Products invoiced in a currency other than United States dollars, the Net Sales, Net Sublicense Revenues and royalties payable shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent of the royalty payable, calculated using the average closing buying rate for such currency quoted in the United States Western Edition of The Wall Street Journal under the heading "Currency Trading -- Exchange Rates" on last day of each month during said calendar quarter.

4.4 ROYALTY ADJUSTMENTS

(a) In the event that BAXTER must license from a Third Party one or more pending patent applications or issued patents that claim a ZFP or the method of making or using a ZFP in any country in the Field, BAXTER shall have the right to credit one hundred percent (100%) of such Third Party royalty payments based upon sales of such Licensed Product in such country against the royalties owing to SANGAMO under Clause 4.3.1(a) above with respect to sales of such Licensed Product in such country; provided, however, that BAXTER shall not reduce, pursuant to Clauses 4.4(a) and (b), the amount of the royalties paid to SANGAMO under Clause 4.3.1(a) above, with respect to sales of such Licensed Product in such
       country, to less than    *    *    *   of Net Sales of such Licensed
       Product in such country.



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        (b)     In the event that BAXTER must license from a Third Party one or more pending patent applications or issued patents (other than those described in Clause 4.4(a)) in order to manufacture, have manufactured, import, use, sell and offer for sale a Licensed Product in any country for use in the Field. BAXTER shall have the right to credit fifty percent (50%) of such Third Party royalty payments based upon sales of such Licensed Product in such country against the royalties owing to SANGAMO under Clause 4.3.1(a) above with respect to sales of such Licensed Product in such country; provided, however, that BAXTER shall not reduce, pursuant to Clauses 4.4(a) and (b), the amount of the royalties paid to SANGAMO under Clause 4.3.1(a) above, with respect to
                sales of such Licensed Product in such country, to less than   *
                *      *     of Net Sales of such Licensed Product in such
                country.

        (c) BAXTER shall allow representatives of SANGAMO to examine any licenses that BAXTER asserts justify the adjustment of royalties to verify that any adjustments made pursuant to this Clause 4.4 are consistent with the requirement set forth in this Clause
                4.4. SANGAMO's representatives shall not copy the license or licenses and must keep confidential all information, including royalty rates, pertaining to the license or licenses. If the parties disagree whether or not a pending patent application or issued patent is consistent with the requirement set forth in this Clause 4.4, the disagreement shall be resolved pursuant to Clause 12.

        (d) If the manufacture, use, offer for sale, sale or import of any Licensed Product does not fall within the scope of one or more claims of an issued and unexpired patent within the Patent Rights or Inventions Patents (other than Inventions Patents to the extent they claim only BAXTER Inventions), then the royalties owing under Clause 4.3.1 shall be reduced by one-half and shall be payable only for a period of five (5) years after the First Commercial Sale of such Licensed Product; provided, however, at such later time as the manufacture, use, offer for sale, sale or import of any Licensed Product falls within the scope of one or more claims of an issued and unexpired patent within the Patent Rights or Inventions Patents that was pending on the date of the First Commercial Sale thereof (other


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
        than Inventions Patents to the extent they claim only BAXTER Inventions), then the royalties owing under Clause 4.3.1 shall resume in full.

4.5     Records

        (a) BAXTER shall keep, and shall cause any person to whom it has granted a sublicense pursuant to Clause 3.2 to keep, for a minimum of five (5) years, complete records of all matters which are relevant for determining the License Fees which are to be paid to SANGAMO pursuant to this Agreement.

        (b) Upon the written request of SANGAMO and not more than once in each calendar year, BAXTER shall permit an independent certified public accounting firm of nationally recognized standing, selected by SANGAMO and reasonably acceptable to BAXTER, at SANGAMO's expense, to have access during normal business hours to such of the records of BAXTER as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending nor more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to SANGAMO only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared. If such accounting firm concludes that additional royalties were owed during such period, BAXTER shall pay the additional royalties within thirty (30) days of the date SANGAMO delivers to BAXTER such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by SANGAMO; provided, however, if the audit discloses that the royalties payable by BAXTER for the audited period are more than one hundred five percent (105%) of the royalties actually paid for such period, then BAXTER shall pay the reasonable fees and expenses charged by such accounting firm.

5.      OBLIGATIONS OF SANGAMO AND BAXTER

5.1     SANGAMO OBLIGATIONS

        SANGAMO undertakes the following obligations as part of entering this
        Agreement:

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
      (a) To enter into a Research Funding Agreement with BAXTER, which will be executed contemporaneously with this Agreement and undertake the activities described therein in a timely manner;

      (b) To deliver to BAXTER the ZFP product, molecule design, and package design (as described in Schedule 2) and complete pre-clinical testing to demonstrate the performance and activity of ZFP (as described in Schedule 2), and to use its commercially reasonable efforts to do so on or before April 1, 2001;

      (c) To disclose to BAXTER all technical data and other information owned or known by SANGAMO, that was not previously disclosed to BAXTER, regarding the safety and efficacy of the ZFPs in the Field.

      (d) To assist BAXTER in assessing as to competency and price, and recommend to the Steering Committee, the preferred manufacturer of GMP grade ZFP for clinical trial and commercial purposes;

      (e) To develop and deliver to BAXTER processes for preclinical production of ZFPs and procedures for the testing of ZFPs comprising Licensed Products as are reasonably necessary for the clinical development, the regulatory approval to manufacture and sell and the commercial sale of Licensed Products hereunder.

      (f) If requested by BAXTER, (i) to transfer to a manufacturer, who is acceptable to the Steering Committee, has the expertise to produce GMP grade material and has been granted a manufacturing sublicense from BAXTER hereunder, such Technology as reasonably necessary for the manufacture of GMP grade ZFP for clinical trial and commercial purposes, and (ii) to provide such reasonable technical assistance to such manufacturer regarding the use of such Technology to permit such manufacturer to develop appropriate processes for the manufacture of GMP grade ZFP for clinical trial and commercial purposes;

      (g) To produce and supply to BAXTER ZFPs of appropriate quality and in reasonably requested quantities sufficient to support BAXTER's preclinical testing activities required by the appropriate regulatory authorities; and


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
     (h) If requested by BAXTER, to reasonably assist BAXTER in the preparation, filing and prosecution of all filings and submissions to obtain Marketing Approval and ELA for Licensed Products.

5.2  BAXTER OBLIGATIONS

     BAXTER undertakes the following obligations as part of entering this
     Agreement:

     (a) To enter into a Research Funding Agreement with SANGAMO, which will be executed contemporaneously with this Agreement and to undertake the activities described therein in a timely manner;

     (b) To consult and collaborate with SANGAMO to determine the clinical and regulatory requirements and strategy;


     (c) To consult and collaborate with SANGAMO on the production and manufacture of ZFP;

     (d) To undertake, at its sole cost, the performance of all animal pre-clinical testing, clinical development, regulatory activities and manufacture as are required for the commercialization of Licensed Products in the Territory for use in the Field in accordance with the provisions of Clause 7.1; and

     (e) To be primarily responsible, with the reasonable assistance of SANGAMO, for the preparation, filing and prosecution of all filings and submissions to obtain Marketing Approval and ELA for Licensed Products.

6.   INTELLECTUAL PROPERTY

6.1  INFRINGEMENT BY THIRD PARTIES

     (a) A party shall promptly notify the other party in writing of any alleged or threatened substantial and continuing infringement within the Field of any patent included within the Patent Rights or Invention Patents of which such party becomes aware.

     (b) BAXTER shall have the right to bring and control any action or proceeding with respect to such alleged or threatened infringement of patents covering BAXTER Inventions or Joint Inventions within the Field, where such infringement does not also constitute infringement of the Patent Rights (BAXTER PROCEEDING) at its own expense and represented by legal advisers of its own choice.

          (i) In the event BAXTER brings a BAXTER Proceeding or in the event an action is brought by a Third Party for a declaratory judgment that any of the patents covering BAXTER Inventions or Joint Inventions are not infringed or invalid (BAXTER ACTION), SANGAMO shall co-operate reasonably with BAXTER including, if required, undertaking any action or agreeing to be joined as a party to such BAXTER Proceeding or BAXTER Action, the reasonable costs of which shall be at BAXTER's expense;

               (A) SANGAMO shall retain the right to be represented by legal advisers of its own choice at its expense.

               (B) BAXTER shall keep SANGAMO fully informed of the status of such BAXTER Proceeding or BAXTER Action on a regular basis or, as reasonably requested by SANGAMO, from time to time.

               (C)  In the event BAXTER brings a BAXTER Proceeding pursuant to
                    Clause 6.1(b), BAXTER shall be entitled to retain      *
                    *     *     *     of the balance of any recovery, after
                    reimbursement of reasonable attorneys' fees and costs incurred by BAXTER (or for which BAXTER is required to reimburse SANGAMO) in such BAXTER Proceeding, realized as a result of such BAXTER Proceeding, and shall remit to
                    SANGAMO the other     *     *     *     *     .

          (ii) In the event SANGAMO notifies BAXTER in writing of any infringement of patents covering Joint Inventions within the Field referred to in

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                                      -24-

                  Clause 6.1(b) and BAXTER fails to commence a BAXTER Proceeding within a reasonable time of being so notified by SANGAMO, provided that such time shall not, in any event, exceed one hundred and eighty (180) days, SANGAMO may commence a proceeding at its own expense and may be represented by legal advisers of its own choice. In the event SANGAMO brings such a proceeding, BAXTER shall provide all reasonable assistance to SANGAMO, at SANGAMO's expense, in relation to such proceeding and the terms set out in Clause 6.1(b) shall apply as if BAXTER were SANGAMO and SANGAMO were BAXTER.

          (iii)   In the event SANGAMO brings a proceeding pursuant to Clause
                  6.1(b)(ii), SANGAMO shall be entitled to retain      *     *
                  *     *     *     of the balance of any recovery, after
                  reimbursement of reasonable attorneys' fees and costs incurred by SANGAMO (or for which SANGAMO is required to reimburse BAXTER) in such proceeding, realized as a result of
                  such proceeding, and shall remit to BAXTER the other     *
                  *     *     *    .

     (c) SANGAMO shall have the right to bring and control any action or proceeding with respect to such alleged or threatened infringement of Patent Rights or patents covering SANGAMO Inventions within the Field (SANGAMO PROCEEDING) at its own expense and represented by legal advisers of its own choice.

          (i) In the event SANGAMO brings a SANGAMO Proceeding or in the event an action is brought by a Third Party for a declaratory judgment that any of the Patent Rights or patents covering SANGAMO Inventions are not infringed or invalid (SANGAMO ACTION), BAXTER shall co-operate reasonably with SANGAMO including, if required, undertaking any action or agreeing to be joined as a party to such SANGAMO Proceeding or SANGAMO Action, the reasonable costs of which shall be at SANGAMO's expense;

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                                      -25-

                  (A) BAXTER shall retain the right to be represented by legal advisers of its own choice at its own expense.

                  (B) SANGAMO shall keep BAXTER fully informed of the status of such SANGAMO Proceeding or SANGAMO Action on a regular basis or, as reasonably requested by BAXTER, from time to time.

                  (C) In the event SANGAMO brings a SANGAMO Proceeding pursuant to Clause 6.1(c), SANGAMO shall be entitled to
                       retain      *     *     *     *    of the balance of any
                       recovery, after reimbursement of reasonable attorneys' fees and costs incurred by SANGAMO (or for which SANGAMO is required to reimburse BAXTER) in such SANGAMO Proceeding, realized as a result of such SANGAMO
                       Proceeding, and shall remit to BAXTER the other      *
                       *     *     *     *.


          (ii) In the event BAXTER notifies SANGAMO in writing of any infringement referred to in Clause 6.1(c) and SANGAMO fails to commence a SANGAMO Proceeding within a reasonable time of being so notified by BAXTER, provided that such time shall not, in any event, exceed one hundred and eighty (180) days, BAXTER may commence a proceeding at its own expense and may be represented by legal advisers of its own choice. In the event BAXTER brings such a proceeding, SANGAMO shall provide all reasonable assistance to BAXTER, at BAXTER's expense, in relation to such proceeding and the terms set out in Clause 6.1(c) shall apply as if SANGAMO were BAXTER and BAXTER were SANGAMO.

          (iii)   In the event BAXTER brings a proceeding pursuant to Clause
                  6.1(c)(ii), BAXTER shall be entitled to retain      *     *
                       *      of the balance of any recovery, after
                  reimbursement of reasonable attorneys' fees and costs incurred by BAXTER (or for which BAXTER is required to reimburse SANGAMO) in such proceeding, realized as a result of such

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                                      -26-
                    proceeding, and shall remit to SANGAMO the other     *     *
                         *     * .

6.2  INFRINGEMENT OF THIRD PARTY RIGHTS

     6.2.1 Each party shall promptly notify the other parties in writing in the event that any allegation of infringement of any Third Party patent is raised by reason of the exercise by BAXTER or any of its sublicensees of any rights pursuant to Clause 3.1 or 3.2 (ALLEGED THIRD PARTY PATENT RIGHTS). In the event that such an action is brought by a Third Party against BAXTER or any of its sublicensees of any rights pursuant to Clause 3.1 or 3.2, BAXTER, or any sub-licensee of BAXTER, as may be determined by BAXTER, shall have the right to control any defense of any such action, at its own expense, and to be represented by legal advisers of its own choice, and SANGAMO shall have the right, at its own expense, to be represented in any such action by legal advisers of its own choice. In the event of any infringement or alleged infringement of any Alleged Third Party Patent Rights, SANGAMO shall co-operate in good faith with BAXTER or any sublicensee of BAXTER (as the case may be) on a reasonable basis to negotiate and settle any dispute with a Third Party in relation to such infringement or alleged infringement of any Alleged Third Party Patent Rights, and to otherwise resolve any such infringement or alleged infringement and secure BAXTER's continued rights to the Alleged Third Party Patent Rights, if necessary or desirable.

     6.2.2 In the event that such an action is brought by a Third Party against BAXTER alleging the infringement by BAXTER, its Affiliate or sublicensee of any Third Party patent by reason of the manufacture, import, use, sale or offer for sale of a Licensed Product in any country for use in the Field, BAXTER shall be
               entitled to retain up to      *     *     *   of the license fees
               to be paid to SANGAMO pursuant to Clauses 4.2.1(b)(iv), (v) and
               (vi) and Clause 4.2.1(c) with respect to such Licensed Product,
               and up to     *     *     *  of the royalties to be paid to
               SANGAMO pursuant to Clause 4.3.1(a) with respect to


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                                      -27-
          such Licensed Product, and to use such monies to pay for, or defray, the costs of defending such action for alleged infringement of such Third Party patents and to pay damages, reasonable attorneys' fees, or other costs resulting from such litigation until BAXTER has recovered all of its costs. During the pendency of such action for alleged infringement of such Third Party patents, BAXTER shall submit quarterly written reports showing royalties accruing to SANGAMO and the expenses of defending itself against such claims of alleged infringement. Upon termination of all proceedings or actions involving such defense, BAXTER shall remit the unused balance, if any, of the license fees and royalties accrued but not yet paid to SANGAMO. Notwithstanding anything to the contrary in this Agreement,
          (a) BAXTER shall not be entitled to reduce the amount of any license fee owing to SANGAMO under Clauses 4.2.1(b)(iv), (v) and (vi) or Clause 4.2.1(c) with respect to such Licensed Product by more than
               *     *     *   in the aggregate under this Clause 6.2.2 and
          Clause 4.2.3, and (b) BAXTER shall not be entitled to reduce the amount of any royalties owing to SANGAMO under Clause 4.3.1(a) with
          respect to such Licensed Product to less than     *     *     * of Net
          Sales of such Licensed Product after giving effect to this Clause
          6.2.2 and Clause 4.4.

6.3  PROSECUTION AND MAINTENANCE OF PATENT RIGHTS AND INVENTION PATENTS

     (a) Except as further provided herein, SANGAMO shall be responsible, at its sole cost, for filing and prosecuting to issuance patent applications, for filing and prosecuting all patent re-issues and re-examinations, for applying for and obtaining any patent term extensions, and for paying all maintenance fees on all patents, relating to the Patent Rights and the Inventions Patents (other than Inventions Patents that claim BAXTER Inventions). SANGAMO shall promptly make available to BAXTER copies of all relevant patent-related documents, including all documents received from or filed with a national or international patent office, and shall consult with BAXTER regarding the preparation and prosecution of applications. BAXTER shall have the right to comment upon preparation and prosecution strategies and to request desired claims. SANGAMO

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

            shall consider in good faith all reasonable suggestions of BAXTER. SANGAMO shall provide BAXTER a written update of the status of the Patent Rights and such Inventions Patents, in the same form as the Schedules hereto on at least an annual basis. If SANGAMO chooses not to file, prosecute or maintain any patent applications within the Patent Rights or Inventions Patents, then SANGAMO shall notify BAXTER prior to taking any action which would jeopardize such patent rights. BAXTER will then have the right (i) to file, prosecute or maintain any patent applications within the Inventions Patents that claim solely Joint Inventions at its own expense, and (ii) to pay SANGAMO's reasonable expenses for SANGAMO's continued filing, prosecution or maintenance of such Patent Rights or other Inventions Patents (if SANGAMO determines in good faith that such continued filing, prosecution or maintenance is strategically desirable for the Licensed Products and is consistent with its patent prosecution practices).

      (b) BAXTER shall be responsible, at its sole cost, for filing and prosecuting to issuance patent applications, for filing and prosecuting all patent re-issues and re-examinations, for applying for and obtaining any patent term extensions, and for paying all maintenance fees on all patents, relating to the Inventions Patents that claim BAXTER Inventions.

7.    OBLIGATIONS OF THE PARTIES

7.1   DILIGENCE OBLIGATIONS

      (a) SANGAMO shall use commercially reasonable efforts consistent with international practice in the biotechnology industry, SANGAMO's sound business judgment, and research, regulatory and market conditions, to perform its obligations under this Agreement, including, but not limited to, its obligations under Clause 5.1.

      (b) BAXTER and/or its sub-licensees shall use commercially reasonable efforts consistent with international practice in the human-use pharmaceutical industry, BAXTER's sound business judgment, and clinical, regulatory and market conditions, to develop and commercialize Licensed Products in the Territory for use in the Field.

        (c) Notwithstanding the foregoing, BAXTER shall be deemed to have satisfied its diligence obligations under this Clause 7.1 upon timely payment of the license fees under Clauses 4.2.1(b) and
                (c).

7.2     STEERING COMMITTEE

        7.2.1 SANGAMO and BAXTER will appoint a Steering Committee comprising up to three (3) named representatives from each party and up to four (4) ex-officio members from each party as required to meet at least four (4) times per year or with less frequency if mutually agreed by the Steering Committee at mutually agreed locations. SANGAMO and BAXTER shall have the right to approve the other Party's nominated Steering Committee members, which approval shall not be unreasonably withheld, with the sole objective of avoiding the appearance of conflict among nominated representatives. Where matters of conflict of interest arise subsequent to a member joining the Steering Committee, the Steering Committee shall have the right to remove such member and the Party who such member represents will nominate a replacement.

        7.2.2 The Steering Committee shall design, manage, review and direct the status and operation of the scientific and technical activities and obligations to be performed under this Agreement and the Research Funding Agreement, including, but not limited to, (i) the selection of the appropriate ZFP molecule to be pursued for pre-clinical testing, and (ii) reviewing and approving entry into each phase of clinical development. The Steering Committee may be further called upon to assist in establishing or revising the workplans associated with and/or the requirements for the preclinical testing needed for the IND submission or the manufacturing process development to be performed under this Agreement and the Research Funding Agreement. The Steering Committee shall also provide a forum for the parties to disclose any additional research data relating to improvements, modifications, enhancements or variations to the ZFP arising under this Agreement or the Research Funding Agreement.

        7.2.3 Decisions, recommendations, or approval of the Steering Committee shall require an affirmative vote of two-thirds of the seated members (i.e., four of six). Meetings or convenings of the Steering Committee shall require the participation or attendance of at least five (5) members of the Steering Committee.

        7.2.4 Each party will be responsible for the costs of their representative's attendance, unless otherwise agreed. The Steering Committee shall appoint a secretary who shall keep written records of its meetings.

        7.2.5 At any time after the date of First Commercial Sale of a Licensed Product, the Steering Committee may disband by mutual agreement.

7.3     APPOINTMENT OF PROJECT MANAGER

        In addition to the appointment of the Steering Committee above, SANGAMO and BAXTER shall each appoint a designated project manager who will be responsible for keeping the other party informed of activities under this Agreement.

8.      CONFIDENTIALITY

8.1     OBLIGATIONS

        This Clause 8 applies, except as otherwise provided in this Clause 8, during the term of this Agreement, and thereafter for a period of five
        (5) years. Both SANGAMO and BAXTER shall maintain in confidence, not disclose to any Third Party and use only for the purposes of this Agreement information and data which is not generally known and which
        (a) results from the use or development of the Technology and Inventions pursuant to this Agreement or the Research Funding Agreement, or (b) is supplied by SANGAMO or BAXTER after April 13, 1999 in connection with this Agreement or the Research Funding Agreement (or discussions leading up to them) and is marked, identified or otherwise acknowledged to be confidential (INFORMATION).

8.2    PERMITTED DISCLOSURES

       To the extent it is reasonably necessary to fulfill their obligations or exercise their rights pursuant to this Agreement, BAXTER and SANGAMO may disclose Information they are otherwise obligated pursuant to this Clause 8 not to disclose, to its Affiliates, its bona fide proposed sublicensees and its permitted sublicensees, and shall limit disclosure of such Information to its and their respective officers, directors, employees and consultants on a need-to-know basis, in each case provided that such persons and entities agree to keep the Information confidential for the same time periods and to the same extent as the disclosing party is required to keep the Information confidential. BAXTER and SANGAMO may also disclose such information to government or other regulatory authorities to the extent that such disclosure is required to be disclosed to obtain a patent or authorization to conduct a clinical trial or to commercially market any product arising out of the Technology or is otherwise required by applicable law, regulation or court order, in each case provided that the disclosing party shall provide written notice to the other party and sufficient opportunity to object to such disclosure or to request confidential treatment thereof. The obligation not to disclose Information shall not apply to any part of such Information that:

       (a) is or becomes patented, published or otherwise part of the public domain other than by acts of the person obligated not to disclose such Information in contravention of this Agreement;

       (b) is disclosed to the receiving party by a Third Party, provided such Information was not obtained from such Third Party directly or indirectly from SANGAMO or BAXTER (as the case may be);

       (c) prior to disclosure pursuant to this Agreement, was already in the possession of the receiving party, provided such Information was not obtained directly or indirectly from SANGAMO or BAXTER (as the case may be);

       (d) is developed independently of the Information obtained from SANGAMO or BAXTER (as the case may be), by persons without access to or use of the Information, as demonstrated by written evidence; or

       (e) is disclosed by either SANGAMO or BAXTER with the prior written consent of the other.

8.3    TERMS OF THIS AGREEMENT

       SANGAMO and BAXTER agree to not disclose the existence of or the financial terms or conditions of this Agreement or the Research Funding Agreement to any Third Party without the prior written consent of the other, except as required by applicable law or regulatory authority.

8.4    PUBLIC ANNOUNCEMENTS

       Notwithstanding the provisions of Clause 8, neither BAXTER nor SANGAMO shall release any media release or other oral or written announcement for dissemination to the media concerning or arising from this Agreement or the Research Funding Agreement without the written consent of the other party.

8.5    SURVIVAL OF OBLIGATIONS

       This Clause 8 survives the termination of this Agreement.

9.     LIMITATION OF LIABILITY AND INDEMNITY

9.1 BAXTER agrees to indemnify, hold harmless and defend SANGAMO, its directors, trustees, officers, employees and agents, and the inventors of the patent and patent applications included in the Patent Rights or in SANGAMO Inventions or Joint Inventions against any and all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) incurred as a result of any Third Party claims, suits, demands, causes of action or other proceedings to the extent arising out of BAXTER's and its sublicensees' use of the Patent Rights, Technology, Inventions Patents or Inventions or the manufacture, use, offer for sale or sale of Licensed Products (without regard to culpable conduct), except to the extent arising from the negligence or willful misconduct of SANGAMO, or its directors, officers, employees, and agents, or the failure of SANGAMO (as the case may be) to disclose relevant information pursuant to Section 2.1, 2.2 or 5.1(c) of this Agreement.

9.2 SANGAMO agrees to indemnify, hold harmless and defend BAXTER, its directors, trustees, officers, employees and agents, against any and all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) incurred as a result of any Third Party claims, suits, demands, causes of action or other proceedings to the extent arising out of the negligence or willful misconduct of SANGAMO, or its directors, officers, employees and agents, or the failure of SANGAMO to disclose relevant information pursuant to Section 2.1, 2.2 or 5.1(c) of this Agreement.

9.3   This Clause 9 survives the termination of this Agreement.

10.   INSURANCE

      (a) BAXTER shall maintain insurance, including product liability insurance, with respect to the use and exploitation of the Patent Rights, Technology, Inventions Patents and Inventions, and the research, development, production, distribution and use of Licensed Products in such amount as is customarily maintained in accordance with good practice for the pharmaceutical industry. BAXTER shall maintain such insurance for so long as it continues to use and exploit any of the Patent Rights, Technology, Inventions Patents or Inventions, or to conduct the research, development, production, distribution or use of Licensed Products, and thereafter for so long as BAXTER maintains insurance for itself covering supply of Licensed Products. The liability insurance requirement of this Section may be satisfied through self-insurance with reserves consistent with industry practices.

      (b)   BAXTER shall, upon the request of SANGAMO:

            (i)   produce evidence of the currency of such insurance; and

            (ii) note the interest of SANGAMO on the policy in respect of such insurance.

11.   TERM AND TERMINATION

11.1  TERM

      Unless terminated earlier pursuant to Clause 11.2, this Agreement shall continue in force in each country of the Territory until the date of expiration of the last to expire of any patent within the Patent Rights or the Invention Patents in such country, at which time BAXTER will have a fully paid up license, including the right to sublicense, to the ZFPs, Inventions and the Technology as provided herein.

11.2  EARLY TERMINATION

      (a) In addition to any rights it may have hereunder, a party may terminate this Agreement upon (30) days prior written notice following the occurrence of any of the following:

            (1) the bankruptcy, insolvency, dissolution or winding up of the other party (other than dissolution or winding up for the purposes of a solvent reconstruction or amalgamation);

            (2) the failure of the other party to cure the breach of any provision of this Agreement for the payment of funds within thirty (30) days after written notice thereof by the non-breaching party; or

            (3) the failure of the other party to cure the breach of any material provision of this Agreement, except nonpayment of funds, within sixty (60) days after written notice thereof by the non-breaching party.

      (b) BAXTER has the right to terminate this Agreement at any time by giving ninety (90) days prior written notice without cause.

      (c) Upon early termination of this Agreement for any of the reasons set forth in this Clause 11.2(a) and (b), BAXTER shall have no obligation to make any license fee payments that come due after the effective date of termination.

11.3  SURVIVAL

      (a) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.

      (b) The provisions of Clause 3.1(d) shall survive the expiration or termination of this Agreement.

      (c) Upon expiration or termination of this Agreement, SANGAMO shall assign to BAXTER all right, title and interest in the BAXTER Inventions and all patent rights and other intellectual property rights therein.

12.   RESOLUTION OF DISPUTES

12.1  DISPUTES COMMITTEE

      Disputes arising between the Parties to this Agreement shall be referred to a disputes committee which shall consist of the respective chief executive of SANGAMO and the highest official of the CardioVascular Group of BAXTER or their delegates (DISPUTES COMMITTEE). The Disputes Committee shall confer together in an endeavor to settle the dispute on some fair and equitable commercial basis with regard to the basic legal rights of SANGAMO and BAXTER. Any discussions or proceedings of the Disputes Committee shall be on a without prejudice basis.

12.2  USE OF EXPERT

      Subject to agreement of all members of the Disputes Committee, the Disputes Committee may, at its option, refer any dispute or difference to an independent Third Party, who shall act as an expert and not as an arbitrator in settling the same, on terms that the decision of such independent Third Party shall be binding on SANGAMO and BAXTER.

12.3  OTHER RIGHTS AND REMEDIES

      If the parties are unable to resolve a dispute under this Clause 12 within thirty (30) days after written notice from one party to the other of such dispute, either party shall have the right to pursue all rights and remedies to which it is entitled at law, in equity or otherwise. Nothing in this Agreement shall preclude either party from seeking appropriate injunctive relief in any court of competent jurisdiction, whether or not the applicable dispute has been submitted to resolution under this Clause 12.

13.   NOTICES

      Any notice, demand, consent or other communication (NOTICE) given or made under this Agreement:

      (a) must be in writing and signed by a person duly authorized by the sender;

      (b)   must either be delivered to the intended recipient as follows:

            (i)   to SANGAMO
                  BIOSCIENCES, INC.:      Point Richmond Tech Center
                                          501 Canal Blvd., Suite A100
                                          Richmond, California 94840
                                          Attention: President
                                          Fax No: (510) 236-8951

            (ii)  to Baxter Healthcare
                  Corporation:            17221 Red Hill Avenue
                                          Irvine, California, 92614-5686
                                          Attention: Group Vice President,
                                          CardioVascular Group
                                          Fax No: (949) 250-6850

      (c)   will be effective upon receipt by the intended recipient.

14.   ENTIRE AGREEMENT

      This Agreement and the Research Funding Agreement contain the entire agreement between the parties with respect to its subject matter and supersede all prior agreements and understandings between the parties in connection with them.

15.   AMENDMENT

      No amendment or variation of this Agreement is valid or binding on a party unless made in writing executed by all parties.

16.  ASSIGNMENT

16.1 NO ASSIGNMENT WITHOUT CONSENT

     Except as provided in clause 16.2, neither BAXTER nor SANGAMO may assign or otherwise transfer this Agreement or any of its rights or obligations herein without the prior written consent of the other party, which consent shall not be unreasonably withheld.

16.2 PERMITTED ASSIGNMENTS

     (a) Either party may assign this Agreement together with the Research Funding Agreement, the Convertible Debenture Purchase Agreement and the Convertible Debenture, without the prior written consent of the other party in connection with the sale or transfer of all or substantially all of its stock or assets to which this Agreement relates, by merger, divestiture, spin-off or similar transaction, provided that such assignee undertakes in writing to be bound by all the terms and conditions in this Agreement and the other party is notified within thirty (30) days of such assignment taking place; and

     (b) SANGAMO or BAXTER may assign this Agreement together with the Research Funding Agreement, the Convertible Debenture Purchase Agreement and the Convertible Debenture, to an Affiliate provided that such Affiliate undertakes to be bound by the terms and conditions of this Agreement.

17.  NO WAIVER

     No failure to exercise nor any delay in exercising any right, power or remedy by a party operates as a continuing waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

18.  FURTHER ASSURANCES

     Each party agrees to do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Agreement and the transactions contemplated by it.

19.  RELATIONSHIP OF THE PARTIES

     This Agreement does not constitute an employer/employee relationship, partnership of any kind, an association or trust between the parties, each party being individually responsible only for its obligations as set out in this Agreement and in addition the parties agree that their relationship is one of independent contractors. BAXTER is not authorized or empowered to act as agent on behalf of SANGAMO and BAXTER shall not on behalf of SANGAMO enter into any contract, warranty or representation as to any matter. SANGAMO shall not be bound by the acts or conduct of BAXTER. SANGAMO is not authorized or empowered to act as agent on behalf of BAXTER and SANGAMO shall not enter any contract, warranty or representations as to any matter on behalf of BAXTER. BAXTER shall not be bound by the acts or conduct of SANGAMO.

20.  GOVERNING LAW AND JURISDICTION

     This Agreement is governed by the laws of the State of California, USA.

21.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

22.  INSOLVENCY

     (a) All rights and licenses granted under or pursuant to this Agreement by SANGAMO to BAXTER are, for all purposes of Section 365(n) of Title 11 of the United Sates Code (together with its foreign equivalents, the "Insolvency Statute"), licenses of rights to "intellectual property" as defined in the Insolvency Statute. If an Insolvency Statute case is commenced by or against SANGAMO, and this Agreement is rejected by SANGAMO (in any capacity, including debtor-in-possession, its successors, assigns, or an Insolvency Statute trustee), then notwithstanding such rejection BAXTER shall retain all of its rights, benefits, licenses, protections and privileges under this Agreement and shall be entitled to all of the rights, benefits and protections of a licensee under the Insolvency Statute. BAXTER will have the right and ability to cure any and all defaults by SANGAMO under this Agreement and to take any other actions to oppose a rejection pursuant to the Insolvency Statute of this Agreement, and to contract directly with third parties, if any, involved in contracted arrangements with SANGAMO with respect to performance of this Agreement. SANGAMO shall, upon written request of BAXTER, provide BAXTER with complete access to all Patent Rights, Technology, Inventions Patents and Inventions solely to the extent necessary for BAXTER to perform SANGAMO's obligations under this Agreement; provided, however, that such rights of access shall only be exercisable if SANGAMO fails to perform its obligations under this Agreement substantially as contemplated herein. All rights, powers and remedies of BAXTER provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Insolvency Statute) in the event of the commencement of an Insolvency Statute case by or against SANGAMO, and BAXTER shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity in such event.

(b) In the event of a rejection in bankruptcy of this Agreement by SANGAMO pursuant to the Insolvency Statute, then, in place of SANGAMO, Baxter shall itself have the right to design, assemble and characterize (or cause to be designed, assembled or characterized) one or more zinc finger DNA binding proteins for the activation of VEGF or VEGF receptors for the treatment or prevention of ischemic cardiovascular and vascular disease in humans, in addition to those developed under the Sponsored Research, and any zinc finger DNA binding protein and/or the nucleic acid that encodes therefor; provided, however, that the subsequent making, using, offering for sale, selling or importing of such zinc finger DNA binding proteins shall be limited to the scope of the licenses granted hereunder. If this Agreement is rejected by SANGAMO in bankruptcy then, upon the written request of BAXTER, and as required by the Insolvency Statute, SANGAMO shall promptly deliver to BAXTER any intellectual property and/or know-how or any other information which is in the control of SANGAMO and which BAXTER reasonably needs or requires to allow BAXTER itself to design, assemble and characterize (or cause to be designed, assembled or characterized) zinc finger DNA binding proteins and/or the nucleic acid that encodes therefor; provided, however, that the subsequent making, using, offering for sale, selling or importing of such zinc finger DNA binding proteins shall be limited to the scope of the licenses granted hereunder. BAXTER shall be relieved from any payment obligation to SANGAMO under Paragraph 3.3 above for zinc finger DNA binding proteins which BAXTER designs, assembles or characterizes (or causes to be designed, assembled or characterized) after the rejection of this Agreement by SANGAMO.

23.  FORCE MAJEURE

     In the event of any delay in performance by either party of any of its obligations or liabilities pursuant to this Agreement to the extent due to any cause arising from or attributable to acts, events, non-happenings, omissions, accidents or acts of God beyond the reasonable control of the party to perform (including but not limited to strikes, lock-outs, shortage of labor, civil commotion, riot, war, threat of or preparation for war, breaking off of diplomatic relations, fire, explosion, sabotage, storm, flood, earthquake, fog, subsidence, pestilence, epidemics, computer system or machinery breakdown, failure of plant, collapse of structures, voluntary or mandatory compliance with any direction, request or order of any person having or appearing to have authority whether for defense or other governmental or national purposes, or any requisition for materials or services apparently or stated to be used for the purposes of defense, inability to obtain suitable raw material, equipment, fuel, power, components or transportation), the party so delayed or prevented will be under no liability for loss or injury suffered by the other party and any such delay or failure to perform will not constitute a breach of this agreement to the extent due to such cause, provided that the party so delayed uses commercially reasonable efforts to remedy the effect of such cause.

   EXECUTED as an agreement.

SIGNED by /s/ EDWARD LANPHIER          )
                                       )
a duly authorized officer of SANGAMO   )
BIOSCIENCES, INC. in the presence of:  )



Witness     /s/ PETER BLUFORD            PRESIDENT & CEO
            ---------------------------  --------------------------------------
                                         Duly Authorized Officer


Print Name  Peter Bluford                Edward Lanphier
            ---------------------------  --------------------------------------
            VP, Corporate Development    Print Name


SIGNED by                              )
                                       )
a duly authorized officer of BAXTER    )
HEALTHCARE CORPORATION in the presence ) of:

Witness     /s/ ANN M. SMALL             /s/ J. H. KEHL, JR.
            ---------------------------  --------------------------------------
                                         Duly Authorized Officer


Print Name  Ann M. Small                 J. H. Kehl, Jr.
            ---------------------------  --------------------------------------
                                         Print Name
                                         VP, Business Development
                                         CardioVascular Group